Exhibit 10.11

August 27, 2012

Charles Smith

Dear Chas,

Thanks for expressing interest in joining us at Roku, Inc. (the “Company”). It is clear that your experience, judgment, and leadership would be of enormous benefit to the Company.

Accordingly, I am pleased to offer you the position of GM / Senior Vice President, OEM under the terms and conditions contained in the Appendix to this letter.

We face many exciting challenges and I have high expectations for the Company. I am confident that with your skills and experience, you can make a great contribution and will develop your own skills at the same time. I think you’ll find our Company to be a fun and exciting place to work. You’ll be working with a group of excellent, dedicated professionals producing innovative new consumer electronics products and services.

I’m looking forward to working with you!

Best Regards,

/s/ Anthony Wood

Anthony Wood

Founder & CEO

ROKU, INC.

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Employment Terms Agreement

Roku, Inc. (the “Company”) is pleased to offer you employment with the Company. The following Employment Terms Agreement (the “Agreement”) sets forth the terms and conditions of your employment relationship with the Company.

1.	Position and Start Date.

a.	Position: GM / Senior Vice President, OEM, reporting to Anthony Wood – Chief Executive Officer, working out of the Saratoga office location. The Company has the discretion to modify your position, duties, reporting relationship and office location from time to time.

b.	Start date: September 1, 2012

2.	Compensation.

a.	Base Salary. You will be paid base salary at the initial annual rate of $350,000, less payroll deductions and all required withholdings. Your salary will be payable pursuant to the Company’s regular payroll policy. Normal business hours are 9:00 a.m. to 5:00 p.m. Monday through Friday. As an exempt salaried employee, you will be expected to work additional hours as required by the nature of your work assignments, and you are not eligible for overtime benefits.

b.	Equity Incentive. Subject to approval by the Company’s Board of Directors (the “Board”), you will be granted an option to purchase 2,000,000 shares of the Company’s common stock at the current fair market value of the common stock on the date of grant (as determined by the Board) pursuant to the Company’s equity incentive plan (the “Units”). The option will vest as follows, subject to your continued service to the Company: twenty-five percent (25%) of the shares subject to the option will vest on the first anniversary of your vesting commencement date, and the remaining seventy-five percent (75%) of the shares subject to the option will vest in thirty six (36) equal monthly installments thereafter, such that on the fourth anniversary of the vesting commencement date the option will be fully vested. Your Units will be governed in full by the terms of your option agreement and the Company’s equity incentive plan.

Further, (i) upon the closing of a Corporate Transaction, twenty five percent (25%) of the Units shall vest immediately, and (ii) in the event that your employment is terminated without Cause by the Company or you terminate your employment for Good Reason (in either case, such termination occurring within twelve months following a Corporate Transaction) then one hundred percent (100%) of the Units that are still unvested shall vest immediately, subject to your signing, dating, returning to the Company, and allowing to become effective, a general release of all known and unknown claims in a form acceptable to the Company.

For purposes of this letter, “Cause” shall mean termination of your employment following: (i) conviction of, a guilty plea with respect to, or a plea of nolo contendere to, a charge that you have committed a felony under the laws of the United States or of any state or a crime involving moral turpitude, including, but not limited to, fraud,

Employee Terms Agreement (Rev. Aug 2012)	2

theft, embezzlement or any other crime that results in or is intended to result in personal enrichment at the expense of the Company or any Affiliate (as defined herein); (ii) material breach by you of any agreement entered into between you and the Company or any Affiliate, including but not limited to this Agreement or the Employee Proprietary Information Agreement by and between you and the Company; (iii) your willful misconduct or your intentional or consistent failure to perform the duties and responsibilities of your position with the Company; (iv) your engagement in any activity that constitutes a material conflict of interest with the Company or any Affiliate; and (v) any other conduct by you that the Board reasonably determines, in good faith, demonstrates your gross unfitness for your job. For purposes of this Agreement, “Affiliate” means any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Internal Revenue Code of 1986, as amended.

For purposes of this Agreement, “Corporate Transaction” shall mean any consolidation or merger of the Company with or into any other corporation or other entity; or any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred; or a sale, lease, exclusive, irrevocable license or other disposition of all or substantially all of the assets of the Company.

For purposes of this Agreement, “Good Reason” shall mean any of the following actions taken without Cause by the Company or a successor corporation or entity without your consent and you terminate your employment as a result of any of the following actions being taken: (i) an involuntary and material diminution of your position, duties and responsibilities; or (ii) the Company’s relocation of your assigned office location of more than fifty (50) miles from your current office location.

c.	Severance Benefit Eligibility. If at any time the Company (or any parent or subsidiary of the Company) terminates your employment for other than Cause (as defined above), death or permanent disability, then you shall receive a Severance Benefit which shall be paid in lump sum cash payment equal to nine (9) months of Base Salary, provided that you sign a general, confidential release of all claims. You are not eligible for a Severance Benefit if you voluntarily terminate your employment, even if the voluntary termination is for Good Reason. Please note that nothing herein restricts the Company’s ability to terminate your employment at will, and no particular amount of notice is required prior to your termination.

The Severance Benefit shall be paid as soon as administratively practicable following the Severance Date, but in no event more than two and one half months following the Severance Date and will be subject to you signing the Company’s confidential general release of all claims arising out of your employment with the Company and its subsidiaries and affiliates, including any claims related to your termination, and also including an agreement not to disparage the Company, its directors, or its executive officers.

d.	Annual Review. Your compensation plan will be reviewed each calendar year as part of the Company’s normal salary review process. The Company retains the discretion to modify your compensation terms at any time.

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3.	Benefits.

a.	Insurance Benefits. Subject to the terms, conditions and limitations of the Company’s benefit plans, you will be eligible to participate in the Company’s standard employee insurance benefits which currently consist of 401(k) Plan, medical, dental, life and disability insurance coverage.

b.	Paid Time Off. You will be subject to the Company’s Time Off and Leave of Absence Policy, a copy of which will be provided to you prior to or on your employment start date.

The Company retains the discretion to modify your benefits and Company policies at any time.

4.    Employee Proprietary Information Agreement; Protection of Third Party Information. As an employee of the Company, you will have access to certain Company confidential information and you may, during the course of your employment, develop certain information or inventions which will be the property of the Company. To protect the interest of the Company, you will need to sign and comply with the Company’s standard “Employee Proprietary Information Agreement” as a condition of your employment. The Employee Proprietary Information Agreement is enclosed with this Agreement. In your work for the Company, you are expected not to make unauthorized use or disclosure of any confidential or proprietary information or materials, including trade secrets, of any former employer or other third party to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company or by you in the course of your employment. By signing this Agreement, you represent that you are able to perform your job duties within these guidelines, and you are not in unauthorized possession of any confidential documents or other property of any former employer or other third party. In addition, you hereby represent that you have disclosed to the Company in writing any agreement you may have with any third party (e.g., a former employer) which may conflict with or limit your ability to perform your duties to the Company.

5.    At-Will Employment. Your employment with the Company is “at will.” You may terminate your employment at any time simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause, and with or without advance notice.

6.    Entire Agreement. This Agreement, together with your Employee Proprietary Information Agreement, forms the complete and exclusive statement of your employment agreement with Company. The employment terms in this Agreement supersede any other agreements or promises made to you by anyone, whether oral or written. Other than those changes expressly reserved to the Company’s discretion in this Agreement, this Agreement cannot be changed except in a writing signed by you and a duly authorized officer of the Company. As required by law, this offer is subject to satisfactory proof of your identity and right to work in the United States.

To indicate your acceptance of our offer, please sign and date this Agreement in the space provided below, and sign and date the enclosed Employee Proprietary Information Agreement, and return both fully signed documents to me no later than the close of business on August 29, 2012. The Company’s offer will expire if we do not receive these fully signed documents within the aforementioned timeframe.

Employee Terms Agreement (Rev. Aug 2012)	4

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Very truly yours,

/s/ Anthony Wood

Anthony Wood

Founder & CEO

ROKU, INC

Enclosure: Employee Proprietary Information Agreement

UNDERSTOOD AND AGREED:

Charles Smith

/s/ Charles Smith
Signature

9/3/12
Date

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